FOR IMMEDIATE RELEASE

Contact:
Director of Corporate Communications
Jennifer McGuffin
+1 630 245 1780
media@calamos.com

Calamos Asset Management, Inc. Appoints Two Additional Independent Directors

Naperville, IL, August 28, 2012 – The Calamos Asset Management, Inc. (NASDAQ: CLMS) Board of Directors announces the appointment of Mr. Keith (Kim) Schappert and Mr. William (Bill) Shiebler as additional independent Board members, effective August 22, 2012.  Messrs. Schappert and Shiebler will also be added to the Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

“We are quite pleased to have Kim and Bill join our Board. They each contribute decades of asset management industry expertise, will enrich the dialogue among Board members and add value for the shareholders of Calamos Asset Management,” stated John P. Calamos, Sr., chairman, chief executive officer and co-chief investment officer.

Mr. Schappert spent nearly thirty years at JP Morgan Investment Management, advancing from Fixed Income Portfolio Manager to President and Chief Executive Officer. In 2001, Schappert became President and Chief Executive Officer of Federated Investment Advisory Companies, later moving to Credit Suisse as Regional Head of the Americas for Asset Management. Since 2008, Schappert has operated his own consulting business and has served as director on a number of financial industry boards including MetLife Series Trust, Commonfund, Trilogy Global Advisors and Mirae Asset Management. Schappert is a 1973 graduate of Harvard College.

Mr. Shiebler was Chief Executive Officer of the Americas for Deutsche Asset Management until his retirement in 2007. Prior to that, he served as Senior Managing Director of Putnam Investments and President and CEO of Putnam Mutual Funds. He also spent twelve years at Dean Witter Reynolds, departing as President and Chief Operating Officer of the Intercapital Division and the firm’s mutual fund business.  Shiebler has served on a number of corporate and non-profit boards in the U.S. and Europe and is currently active with a variety of business, community and charitable organizations. He was a Trustee of Scudder Mutual Funds, was a member of the Presidential Commission on Medicaid, is a Trustee of the United States Ski and Snowboard Team, and Chairman of an Advisory Board for medical research at the University of Utah.

About Calamos

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed-end funds as well as UCITS for non-U.S. investors, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information visit Calamos.com.

Source: Calamos Asset Management, Inc.
# # #